UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): November 19, 2015 (November 11, 2015)

BlastGard International, Inc.

(Exact name of registrant as specified in its charter)

Colorado 333-47294 84-1506325

(State or other jurisdiction (Commission (IRS Employer

of incorporation) File Number) Identification No.)

2451 McMullen Booth Road, Suite 212, Clearwater, Florida 33759

(Address of principal executive offices) (Zip Code)

Registrant’s telephone number, including area code: (727) 592-9400

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

[ ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements with Certain Officers.

On November 11, 2015, Craig Campbell was elected to the board of directors of BlastGard International, Inc. Since 2013, Mr. Campbell has served as Chief Executive Officer of Resilience Capital of Ontario, Canada. Resilience is a private investment company which offers trade knowledge, expertise and networking in addition to capital. Previously, Mr. Campbell founded and launched Total Security Management Services Inc. (“TSM”). TSM was organized to bundle the most sought after security services and provide major corporations with a “single point of contact” for their security needs, enabling them to save time and money while increasing the quality of service. This business grew to almost 3,000 employees from coast to coast in Canada and in the United States. TSM was sold to Garda World Security in 2013. Mr. Campbell currently serves as a board member of the Young Presidents’ Organization. He serves the Board of Pathways to Education, and works on the capital committee for the Markham Stouffville Hospital. Mr. Campbell was a recipient of the Ernst & Young, Ontario Young Entrepreneur of the Year Award in 2004. He received a Community Member Award from the Toronto Police (2008) and received 2010 Canada’s Top 40 Under 40 Award. Mr. Campbell was awarded the Queen Elizabeth II Diamond Jubilee Medal for his service to the community in 2012.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

November 19, 2015 BLASTGARD INTERNATIONAL, INC.

By: /s/ Michael J. Gordon

Michael J. Gordon, Chief Executive Officer